Exhibit 3.3

ARTICLES OF ORGANIZATION OF CEC ENTERTAINMENT HOLDINGS, LLC

The undersigned, a natural person of the age of eighteen (18) years or more, acting as organizer of a limited liability company under Chapter 86 of the Nevada Revised Statutes, as amended, (“NRS 86”), does hereby adopt the following Articles of Organization.

ARTICLE ONE

The name of the limited liability company is CEC Entertainment Holdings, LLC (the “Company”).

ARTICLE TWO

The street address of the initial registered office of the Company is 502 East St. John, Suite E, Carson City, Nevada 89706 and the name of its initial resident agent at such address is CSC Services of Nevada, Inc.

ARTICLE THREE

The period of duration for the Company is perpetual.

ARTICLE FOUR

The Company shall initially be managed by two managers. The names and addresses of the initial managers are as follows:

Name	Address
Marshall Fisco	4441 West Airport Freeway
Irving, Texas 75062

Monte L. Miller	P.O. Box 50401
Henderson, Nevada 89016

ARTICLE FIVE

The purpose for which the Company is organized is to engage in any lawful business activity for which limited liability companies may be organized under NRS 86, subject to the limitations of laws and any limitations that may be imposed by the Operating Agreement.

To the full extent permitted by Nevada law, the Company may and has the power to indemnify and hold harmless any member, manager, officer or other person on the terms and conditions is set forth in the Company’s Operating Agreement.

ARTICLE SIX

The name address of the organizer is Monte Miller, P.O. Box 50401, Henderson, Nevada 89016.

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of December, 2002.

/s/ Monte L. Miller
Monte L. Miller, Organizer

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